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                                                                      EXHIBIT 12



                      BRAND SERVICES, INC. AND SUBSIDIARIES

                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                       (In thousands except ratio amounts)

                                                                Year Ended         Year Ended     Year Ended
                                                               December 31,       December 31,    December 31,
                                                                   2000               1999           1998
                                                                 --------           --------       --------
EARNINGS:
   Pretax income (loss)                                          $    816           $ (1,863)      $    584
   Fixed charges                                                   27,607             23,833         23,008
    Accretion of preferred stock dividends                         (6,338)            (5,497)        (4,767)
                                                                 --------           --------       --------
           Earnings                                                22,085             16,473         18,825
                                                                 --------           --------       --------
FIXED CHARGES:
   Interest expense                                                20,414             17,758         17,728
   Interest portion of rental expense                                 855                578            513
   Accretion of preferred stock dividends                           6,338              5,497          4,767
                                                                 --------           --------       --------
           Total fixed charges                                   $ 27,607           $ 23,833       $ 23,008
                                                                 ========           ========       ========

Ratio of earnings to fixed charges and preferred stock
   dividends (1)                                                     0.8x               0.7x           0.8x






(1) For the purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on noncancelable leases, amortization of debt issuance costs and accretion of preferred stock dividends. The deficiency of earnings to cover fixed charges for the years ended December 31, 2000, 1999 and 1998 were $5,522, $7,360 and $4,183, respectively.